EXHIBIT 5.1

Gary R. Henrie
Attorney at Law
Licensed in the States of Utah and Nevada

P.O. Box 107	Telephone: 309-313-5092
1565 Knight Street	e-mail: grhlaw@hotmail.com
Nauvoo, IL 62354

March 31, 2017

Cellceutix Corporation
100 Cummings Center, Suite 151-B
Beverly, MA 01915

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special Nevada counsel to Cellceutix Corporation, a Nevada corporation (the “Company”), in connection with the public offering of up to 2,471,912 shares (the “Shares”) of Class A common stock, par value $0.0001 per share (“Common Stock”), pursuant to the registration statement on Form S-3 (No. 333‑199725) filed by the Company on October 30, 2014 and declared effective on November 18, 2014 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”). All of the Shares are to be sold by the Company pursuant to the Stock Purchase Agreements, each dated March 28, 2017, between the Company and the investors named on the signature pages thereto (the “Purchase Agreements”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion.

In rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) each natural person signing any document reviewed by us had the legal capacity to do so.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance and delivery of the Shares pursuant to the terms of the Purchase Agreements, and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors of the Company, the Shares will be validly issued, fully paid and non-assessable.

In providing this opinion, we have relied as to certain matters on information obtained from public officials and officers or agents of the Company.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is limited to matters governed by the Nevada Revised Statutes (including the statutory provisions and reported judicial decisions interpreting such law) and the laws of the State of Nevada. We disclaim any obligation to update this opinion or otherwise advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or the opinion set forth herein, nor do we deliver any opinion as to the extent to which any laws other than the laws of the State of Nevada apply or the effect of any such other laws should they apply.

Board of Directors Cellceutix Corporation	- 2 -	March 31, 2017

This opinion letter has been prepared for use in connection with the Current Report on Form 8-K to be filed by the Company on or about March 31, 2017. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Gary R. Henrie

Gary R. Henrie